Filed Pursuant to Rule 424(b)(7)
File No. 333-201398

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $0.15 par value	183,004	$49.39	$9,038,576.56	$1,047.57

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the filing fee was calculated based on the proposed maximum aggregate offering price, which has been computed on the basis of the average high and low prices reported per share of Common Stock on the New York Stock Exchange on January 12, 2017. This filing fee is calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated January 8, 2015)

183,004 Shares

STIFEL FINANCIAL CORP.

Common Stock

This prospectus supplement relates to the offer and resale by the selling stockholders identified in this prospectus supplement of up to an aggregate of 183,004 shares of our common stock, which we issued to such selling stockholders in connection with our acquisition of City Financial Corporation. We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

The selling stockholders identified in this prospectus supplement may offer the shares of our common stock from time to time through public or private transactions. The shares of our common stock offered by the selling stockholders may be sold at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change, or at negotiated prices. See “Plan of Distribution.”

Our common stock is traded on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CSX”) under the symbol “SF.” On January 12, 2017, the last reported sale price of our common stock as reported on the NYSE was $49.84 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 17, 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and accompanying prospectus are part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The shelf registration statement (File No. 333-201398) was filed and became effective on January 8, 2015.

This prospectus supplement describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated January 8, 2015, including the documents incorporated by reference, provides more general information.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus, which together we sometimes refer to generally as the prospectus. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated herein and therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates.

The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements cover, among other things, statements made about general economic, political, regulatory, and market conditions, the investment banking and brokerage industries, our objectives and results, and also may include our belief regarding the effect of various legal proceedings, management expectations, our liquidity and funding sources, counterparty credit risk, or other similar matters. All statements in this prospectus and the information incorporated by reference in it not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus and the information incorporated by reference in it are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition, our past results of operations do not necessarily indicate our future results. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include:

•	the ability to successfully integrate acquired companies or branch offices and financial advisors;

•	a material adverse change in our financial condition;

•	the risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and

•	the risks and other factors set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement

Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements except as required by law. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the Securities and Exchange Commission (the “SEC”), specifically our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

OUR BUSINESS

We are a Delaware corporation and a financial holding company headquartered in St. Louis. We were organized in 1983. Our other subsidiaries include: Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc. (“KBW”), Miller Buckfire & Co. LLC and Eaton Partners, LLC (“Eaton Partners”), our broker-dealer firms; Stifel Nicolaus Europe Limited, our European subsidiary; Stifel Bank & Trust, our retail and commercial bank subsidiary (“Stifel Bank”); 1919 Investment Counsel & Trust Company, National Association and Stifel Trust Company Delaware, N.A., our trust companies; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, our asset management firms. Unless the context requires otherwise, the terms “the Company,” “our company,” “we,” and “our,” as used herein, refer to Stifel Financial Corp. and its subsidiaries.

With a 125-year operating history, we have built a diversified business serving private clients, institutional investors, and investment banking clients located across the country. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings, and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional, and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the nation’s leading wealth management and investment banking firms.

We have grown our business both organically and through opportunistic acquisitions including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our acquisition of Miller Buckfire & Co. LLC in December 2012; our acquisition of KBW in February 2013; our acquisition of the fixed income sales and trading business of Knight Capital Group, Inc. in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; and our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of 1919 Investment Counsel (formerly known as Legg Mason Investment Counsel & Trust Co., National Association) in November 2014; our acquisition of Merchant Capital, LLC in December 2014; our acquisition of Sterne Agee Group, Inc. in June 2015; our acquisition of the Barclays’ Wealth and Investment Management Americas franchise in December 2015; our acquisition of Eaton Partners in January 2016; and our acquisition of ISM Capital LLP in May 2016. Throughout the course of the integration of these businesses, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 20 consecutive years.

THE OFFERING

This prospectus supplement relates to the resale of shares of our common stock held by the selling stockholders identified under “Selling Stockholders.” The shares of our common stock that may be offered by each selling stockholder using this prospectus supplement represent shares of our common stock that we issued to each selling stockholder in connection with our acquisition of City Financial Corporation. (“City Financial”) We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

RISK FACTORS

Investing in our common stock involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus supplement before making an investment decision, including those risks identified under “Risk Factors” in Item 1A of Part I in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus supplement relates to the resale of shares of our common stock held by the selling stockholders listed in the table below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(a)(2) of the Securities Act in connection with our acquisition of City Financial, which closed on January 3, 2017. Pursuant to the City Financial acquisition agreement, we agreed to register with the SEC the resale of the shares of our common stock issued to the selling stockholders.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of January 3, 2017. Because the selling stockholders may sell, transfer, or otherwise dispose of all, some, or none of the shares of our common stock covered by this prospectus supplement, we cannot determine the number of such shares that will be sold, transferred, or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus supplement.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise described below, to our knowledge, none of the selling stockholders has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. In addition, except as otherwise described below, based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Applicable percentage ownership is based on 66,635,636 shares of common stock outstanding as of December 30, 2016. In computing the number of shares of common stock beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by the selling stockholders that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of December 30, 2016.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering		% of Total Voting Power Before This Offering	Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After this Offering		% of Total Voting Power After This Offering
	Shares	%			Shares	%
Charles G. Anderson & Kristina A. Anderson Family Revocable Living Trust, Kristina A. Anderson Trustee, et al., U/A DTD 5/12/2006	1,129	*	*	1,129	0	—	—
Duane K. Anderson & Susan J. Anderson JT Ten	2,400	*	*	2,400	0	—	—
Susan J. Anderson & Duane K. Anderson JT Ten	3,638	*	*	3,638	0	—	—
Anthony R. Bertoldi Living Trust, Anthony R. Bertoldi Trustee U/A DTD 2/27/2011	46	*	*	46	0	—	—
John W. Biddinger Revocable Trust, John W. Biddinger Trustee U/A DTD 6/10/1999	9,187	*	*	9,187	0	—	—
Kenyon R. Blocher Revocable Trust, Kenyon R. Blocher Trustee, Carole E. Blocher Trustee U/A DTD 8/8/2013	1,035	*	*	1,035	0	—	—
Michael E. Bosway IRA, WFCS as Custodian	575	*	*	575	0	—	—
Michael E. Bosway Living Trust, Elizabeth S. Bosway & Michael E. Bosway Co-Trustees U/A DTD 9/28/04	29,375	*	*	29,375	0	—	—
Richard C. Boyles & Deborah J. Boyles, Joint Tenants WROS	1,432	*	*	1,432	0	—	—
Richard C. Boyles IRA, WFCS as Custodian	1,026	*	*	1,026	0	—	—

Mark Burton	65	*	*	65	0	—	—
Thomas E. Davis & Melinda K. Davis, Joint Tenants WROS	11	*	*	11	0	—	—
Raymond A. Digaetano & Christine M. Digaetano, Joint Tenants	718	*	*	718	0	—	—
John J. Dillon, III	1,727	*	*	1,727	0	—	—
Timothy C. Dusing & Michele Fox Dusing, Joint Tenants	359	*	*	359	0	—	—
Timothy C. Dusing IRA, WFCS as Custodian	31	*	*	31	0	—	—
James E. Elizondo IRA, WFCS as Custodian	217	*	*	217	0	—	—
Malcolm R. Frost & Andrea R. Frost, Joint Tenants	154	*	*	154	0	—	—
Malcolm R. Frost IRA, WFCS as Custodian	103	*	*	103	0	—	—
Elaine A. Garrett	57	*	*	57	0	—	—
Andrew E. Gleaves & Sarah E. Gleaves, Joint Tenants WROS	31	*	*	31	0	—	—
J. Michael Harlos & Lisa R. Harlos, Joint Tenants WROS	257	*	*	257	0	—	—
Tim R. Harris & Tamara J. Harris, Joint Tenants WROS	77	*	*	77	0	—	—
David G. Hoaglin & Donna L. Hoaglin, Joint Tenants WROS	26	*	*	26	0	—	—
Mary C. Johnson	3,698	*	*	3,698	0	—	—
Mary Ann Lang	51	*	*	51	0	—	—
R. Mark Lubbers	6,509	*	*	6,509	0	—	—
Linda M. Matkowski	2,457	*	*	2,457	0	—	—
James A. Merten & Pamela J. Merten, Joint Tenants WROS	326	*	*	326	0	—	—
James A. Merten Revocable Trust, James A. Merten Trustee U/A DTD 2/1/2008	5,661	*	*	5,661	0	—	—
Pamela J. Merten Revocable Trust, Pamela J. Merten Trustee U/A DTD 2/1/2008	3,260	*	*	3,260	0	—	—
Debbra P. Midkiff	4,275	*	*	4,275	0	—	—
Mark D. Midkiff	770	*	*	770	0	—	—
Mark D. Miles	1,770	*	*	1,770	0	—	—
Wayne Nelis	103	*	*	103	0	—	—
Damon Chase Newsom IRA, WFCS as Custodian	31	*	*	31	0	—	—
Patrick J. O’Connor & Cynthia L. O’Connor, Joint Tenants WROS	400	*	*	400	0	—	—
David A Ostermeyer IRA, WFCS as Custodian	21	*	*	21	0	—	—
John D. Peterson 3/2014 Grantor Retained Annuity Trust, John D. Peterson, III Trustee U/A DTD 3/7/2014	7,490	*	*	7,490	0	—	—
John D. Peterson 6/2015 Grantor Retained Annuity Trust, John D. Peterson, III Trustee U/A DTD 6/26/2015	14,339	*	*	14,339	0	—	—
J D Peterson 9/2012 Grantor Retained Annuity Trust, John D. Peterson, III Trustee U/A DTD 9/26/2012	8,656	*	*	8,656	0	—	—
John D. Peterson III	4,073	*	*	4,073	0	—	—
J D Peterson Spouse Descendants Trust, John D. Peterson, III Trustee, Nancy B. Peterson Trustee U/A DTD 9/26/2012	17,207	*	*	17,207	0	—	—
Julie Peterson	120	*	*	120	0	—	—
Nancy B. Peterson	3,193	*	*	3,193	0	—	—
John D. Peterson	25,797	*	*	25,797	0	—	—
Randy D. Phillips & Penny P. Phillips, Joint Tenants WROS	181	*	*	181	0	—	—
Penny P. Phillips Living Trust, Penny P. Phillips Trustee U/A DTD 11/30/2012	5,982	*	*	5,982	0	—	—
Kevin W. Schmidt & Melissa Y. Schmidt, Joint Tenants WROS	1,476	*	*	1,476	0	—	—
Kevin W. Schmidt IRA, WFCS as Custodian	793	*	*	793	0	—	—
Matthew Schumaker	57	*	*	57	0	—	—
Michael Schumaker & Holly Schumaker, Joint Tenants	30	*	*	30	0	—	—
Roger Shank & Melinda Shank, Joint Tenants	21	*	*	21	0	—	—
Roger Shank IRA, WFCS as Custodian	82	*	*	82	0	—	—
John B. Sharp	51	*	*	51	0	—	—
L. Gene Tanner	1,600	*	*	1,600	0	—	—
Amy E. Thompson Irrevocable Descendants Trust, Amy E. Thompson Inv. Trustee, John D. Peterson Dist. Trustee U/A DTD 1/9/1998	1,710	*	*	1,710	0	—	—
Ron and Amy Thompson Trust, Ronald A. Thompson, Jr. Trustee, Amy E. Thompson Trustee U/A DTD 2/10/2016	3,638	*	*	3,638	0	—	—
William E. Vanlandingham IRA, WFCS as Custodian	2	*	*	2	0	—	—
John F. Whitaker Revocable Trust, John F. Whitaker Trustee U/A DTD 10/19/2007	362	*	*	362	0	—	—
Michael H. White & Linda L. White, Joint Tenants	224	*	*	224	0	—	—
Michael H. White IRA, WFCS as Custodian	225	*	*	225	0	—	—
Jeffrey Whiting	837	*	*	837	0	—	—
Jeffrey Whiting IRA, WFCS as Custodian	703	*	*	703	0	—	—
Owen Roderick Wilson	1,147	*	*	1,147	0	—	—

*	Less than 1%

(1)	The amounts set forth in this column are the numbers of shares of common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not represent any other shares of our common stock that the selling stockholders may own beneficially or otherwise.

PLAN OF DISTRIBUTION

The selling stockholders may effect from time to time sales of common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the common stock may be sold by one or a combination of several of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions;

•	an underwritten public offering in which one or more underwriters participate;

•	put or call options transactions or hedging transactions relating to the common stock;

•	short sales;

•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

•	“block” sale transactions;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The common stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by the selling stockholders and purchasers of the common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and the purchasers of the common stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that such sale meets the criteria and conforms to the requirements of such rule.

Any broker or dealer participating in any distribution of the common stock in connection with the offering made by this prospectus may be considered to be an “underwriter” within the meaning of the Securities Act and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the common stock from or through that broker or dealer.

We will not receive any of the proceeds from the sale of the common stock offered pursuant to this prospectus. We will bear all expenses incident to the registration of the common stock under federal and state securities laws and the sale of the common stock hereunder other than discounts, fees of underwriters, selling brokers and dealer managers, attorneys’ fees incurred by the selling stockholders, and any transfer taxes payable on any shares.

In order to comply with various states’ securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “SF.”

Expenses associated with this offering to be paid by us are estimated to be $25,000, including Securities and Exchange Commission filing fees.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in Stifel Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 1, 2016, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on May 31, 2016, including portions of our proxy statement from our 2016 Annual Meeting of Stockholders to the extent incorporated by reference into our Annual Report on Form 10-K;

•	our Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders filed with the SEC on April 29, 2016;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2016, filed with the SEC on May 10, 2016, for the six months ended June 30, 2016, filed with the SEC on August 8, 2016, and for the nine months ended September 30, 2016, filed with the SEC on November 9, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on April 22, 2016, June 15, 2016, July 14, 2016, July 15, 2016 and December 8, 2016 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

PROSPECTUS

STIFEL FINANCIAL CORP.

Common Stock • Preferred Stock • Debt Securities • Warrants

Depositary Shares • Subscription Rights • Stock Purchase Contracts

Stock Purchase Units • Stock Appreciation Rights

We may offer from time to time shares of our common stock, shares of our preferred stock, senior debt securities, subordinated debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights covered by this prospectus separately or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time.

We will provide specific terms of any offering of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest in any of our securities.

Our common stock is traded on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CSX”) under the symbol “SF.” Unless we state otherwise in a prospectus supplement, we will not list any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights on any securities exchange.

Our principal executive offices are located at 501 North Broadway, St. Louis, Missouri, 63102 and our telephone number is (314)  342-2000.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We or any selling security holder may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is January 8, 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus and applicable prospectus supplements in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with additional information described under the heading “Where You Can Find Additional Information.”

Unless the context indicates otherwise, all references in this prospectus to “Stifel,” “the Company,” “our company,” “us,” “we” and “our” refer to Stifel Financial Corp. and its wholly-owned subsidiaries, including Stifel Bank & Trust (“Stifel Bank”).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	our Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 30, 2014;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed with the SEC on May 12, 2014, our Quarterly Report on Form 10-Q for the three months ended June 30, 2014, filed with the SEC on August 11, 2014, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, filed with the SEC on November 10, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on June 11, 2014, July 16, 2014, July 18, 2014, and December 15, 2014 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by telephone to (314) 342-2000 or by mail to Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, attention: Corporate Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. All statements in this prospectus and the information incorporated by reference herein not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus and the information incorporated by reference herein are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include: our ability to successfully integrate acquired companies; a material adverse change in our financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; the outcome of various governmental investigations and third-party litigation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and the risks and other factors set forth in the “Risk Factors” section of this prospectus, including those risks and other factors that are incorporated by reference herein. Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements.

THE COMPANY

We are a financial holding company headquartered in St. Louis. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated, a full-service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc., and Miller Buckfire & Co., LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, Keefe, Bruyette & Woods Limited, and Oriel Securities Limited, our European broker-dealer subsidiaries; Stifel Bank & Trust, a retail and commercial bank; and Stifel Trust Company, N.A.

With our century-old operating history, we have built a diversified business serving private clients, investment banking clients and institutional investors. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the leading brokerage and investment banking firms off Wall Street.

We have grown our business both organically and through opportunistic acquisitions, including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our merger with KBW in February 2013; our acquisition of the U.S. institutional fixed income sales and trading business and the hiring of the European institutional fixed income sales and trading team from Knight Capital Group in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of Legg Mason Investment Counsel & Trust Co., N.A. in November 2014; and our acquisition of Merchant Capital, LLC in December 2014. Throughout the course of these integrations, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 18 consecutive years.

We primarily operate our business through two segments, Global Wealth Management and Institutional Group. Our Global Wealth Management segment consists of two businesses, the Private Client Group and Stifel Bank. The Private Client Group provides securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to our clients through Stifel Bank. Stifel Bank provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.

Our Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions, with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits generated through the private client group, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.

For the year ended December 31, 2013, Global Wealth Management net revenues increased 12.7% to a record $1.12 billion from $991.6 million in 2012. For the nine months ended September 30, 2014, Global Wealth Management net revenues increased 11.8% to a record $921.7 million from $824.3 million for the comparable period in 2013. For the year ended December 31, 2013, Institutional Group net revenues increased 42.4% to a record $861.2 million from $604.7 million in 2012. For the nine months ended September 30, 2014, Institutional Group net revenues increased 21.4% to $720.8 million from $593.9 million for the comparable period in 2013.

We believe that our Global Wealth Management segment provides balance with respect to our Institutional Group segment and creates a stable base of revenue that helps us achieve consistent profitability through market cycles.

Our customers include individuals, corporations, municipalities, and institutions. We have customers throughout the United States with geographic areas of concentration in the Northeast, Midwest, Mid-Atlantic, and Western regions, with a growing presence in the Southeastern United States. No single client accounts for a material percentage of any segment of our business. Our inventory, which we believe is of modest size and intended to turn over quickly, exists to facilitate order flow and support the investment strategies of our clients. Although we do not engage in significant proprietary trading for our own account, the inventory of securities held to facilitate customer trades and our market-making activities are sensitive to market movements. Furthermore, our balance sheet is highly liquid, without material holdings of securities that are difficult to value or remarket. We believe that our broad platform, fee-based revenues, and strong distribution network position us well to take advantage of current trends within the financial services sector.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, before making an investment decision, including those risks identified under “Risk Factors” in Item 1A of Part I in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense.

	Year Ended December 31,					Nine Months Ended September 30,

	2009	2010(1)	2011(2)	2012	2013(3)	2013(4)	2014(5)

Ratio of earnings to fixed charges	5.56x	—x	4.16x	5.44x	3.59x	3.00x	5.56x

(1) For the year ended December 31, 2010, we recorded a non-cash charge of $106.4 million after-tax related to the acceleration of deferred compensation in the third quarter of 2010 as a result of a modification of our deferred compensation plan and merger-related after-tax expenses of $16.5 million related to the merger with Thomas Weisel Partners Group, Inc. Our earnings were insufficient to cover fixed charges by $1.5 million for the year ended December 31, 2010.

(2) For the year ended December 31, 2011, we recorded litigation-related and certain merger-related after-tax expenses of $29.4 million.

(3) For the year ended December 31, 2013, we recorded certain merger-related after-tax expenses of $71.9 million.

(4) For the nine months ended September 30, 2013, we recorded certain merger-related after-tax expenses of $4.1 million.

(5) For the three months ended September 30, 2014, we recorded certain merger-related after-tax expenses of $18.3 million.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock, which may be voting or non-voting;

•	shares of preferred stock, which may be voting or non-voting;

•	debt securities, which may be senior or subordinated, convertible into shares or our capital stock and secured or unsecured;

•	warrants;

•	depositary shares;

•	subscription rights;

•	stock purchase contracts;

•	stock purchase units; or

•	stock appreciation rights.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units or stock appreciation rights that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and net proceeds to us will be contained in the prospectus supplement and other filings relating to such offering.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus in one or more of the following ways from time to time, including without limitation:

•	to or through underwriters for resale to the purchasers, which underwriters may act directly or through a syndicate represented by one or more managing underwriters;

•	directly to one or more purchasers, through a specific bidding, auction or other process;

•	through agents or dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for outstanding indebtedness; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Market-Making, Stabilization and Other Transactions

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE and the CSX. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights on any securities exchange; any such listing with respect to any particular security will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units, or stock appreciation rights in various private transactions. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, and in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, which we incorporate by reference into this registration statement.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of such securities will be passed upon for Stifel Financial Corp. by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in Stifel Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

183,004 Shares

STIFEL FINANCIAL CORP.

Common Stock

PROSPECTUS SUPPLEMENT

January 17, 2017